Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Sally Curley
	(614) 553-3858		(614) 757-7115
	ellen.barry@cardinalhealth.com		sally.curley@cardinalhealth.com
CARDINAL HEALTH REPORTS Q4 AND FISCAL 2016 RESULTS,
PROVIDES FISCAL 2017 OUTLOOK

•	Fourth-quarter revenue increases 14 percent to $31.4 billion; full-year revenue increases 19 percent to a record $121.5 billion

•	Fourth-quarter GAAP[1] operating earnings increase 11 percent to $620 million, and non-GAAP operating earnings increase 5 percent to $643 million

•	Full-year GAAP operating earnings increase 14 percent to $2.5 billion, and non-GAAP operating earnings increase 17 percent to $2.9 billion

DUBLIN, Ohio, Aug. 2, 2016 - Cardinal Health today reported fourth-quarter fiscal year 2016 revenues of $31.4 billion, an increase of 14 percent from the fourth quarter last year, and fiscal 2016 revenues of $121.5 billion, an increase of 19 percent from the same period last year.
For the quarter, the company reported growth in GAAP operating earnings of 11 percent to $620 million and in non-GAAP operating earnings of 5 percent to $643 million. GAAP operating earnings for fiscal year 2016 were $2.5 billion, an increase of 14 percent, and non-GAAP operating earnings for the fiscal year were $2.9 billion, an increase of 17 percent from the prior fiscal year.
For the quarter, GAAP diluted earnings per share from continuing operations2 (EPS) increased 16 percent to $1.02, while non-GAAP diluted EPS increased 14 percent to $1.14. GAAP diluted EPS for fiscal year 2016 increased 20 percent to $4.32, and non-GAAP diluted EPS increased 20 percent to $5.24.
"We finished fiscal 2016 having generated the highest revenues, the largest GAAP and non-GAAP operating earnings, and the greatest operating cash flow in our company's history. Our teams worked incredibly hard this past year while never losing sight of the ultimate goal - serving patients and their families," said George Barrett, chairman and CEO of Cardinal Health, Inc. "The Cardinal Health team is well-positioned to adapt, innovate and lead during a time of great change in the healthcare industry."

Q4 and Fiscal Year Summary

	Q4 FY16		Q4 FY15		Y/Y	FY16		FY15		Y/Y
Revenue	$31.4	billion	$27.5	billion	14%	$121.5	billion	$102.5	billion	19%
GAAP Operating Earnings	$620	million	$558	million	11%	$2,459	million	$2,161	million	14%
Non-GAAP Operating Earnings	$643	million	$611	million	5%	$2,895	million	$2,472	million	17%
GAAP Earnings from Continuing Operations[2]	$333	million	$293	million	14%	$1,427	million	$1,212	million	18%
Non-GAAP Earnings from Continuing Operations[2]	$372	million	$333	million	12%	$1,732	million	$1,469	million	18%
GAAP Diluted EPS from Continuing Operations[2]	$1.02		$0.88		16%	$4.32		$3.61		20%
Non-GAAP Diluted EPS from Continuing Operations[2]	$1.14		$1.00		14%	$5.24		$4.38		20%
SEGMENT RESULTS
Pharmaceutical Segment
Fourth-quarter revenue for the Pharmaceutical segment increased 14 percent to $28.2 billion due to growth from existing and net new Pharmaceutical Distribution customers and, to a lesser extent, performance from the Specialty business. Segment profit for the quarter increased 1 percent to $542 million due to contributions from acquisitions, largely offset by the loss of a large customer contract, which expired on March 31, 2016.
For the full year, revenue for the Pharmaceutical segment increased 20 percent to $109.1 billion, and segment profit increased 19 percent to $2.5 billion.

	Q4 FY16		Q4 FY15		Y/Y	FY16		FY15		Y/Y
Revenue	$28.2	billion	$24.7	billion	14%	$109.1	billion	$91.1	billion	20%
Segment Profit	$542	million	$535	million	1%	$2.5	billion	$2.1	billion	19%

Cardinal Health

Medical Segment
Fourth-quarter revenue for the Medical segment increased 12 percent to $3.2 billion primarily due to contributions from acquisitions, and, to a lesser extent, growth from Cardinal Health Brand products. Segment profit increased 19 percent to $122 million due to contributions from acquisitions and Cardinal Health Brand products.
Full-year revenue for the Medical segment increased 9 percent to $12.4 billion, and segment profit increased 6 percent to $457 million.

	Q4 FY16		Q4 FY15		Y/Y	FY16		FY15		Y/Y
Revenue	$3.2	billion	$2.9	billion	12%	$12.4	billion	$11.4	billion	9%
Segment Profit	$122	million	$103	million	19%	$457	million	$433	million	6%

OUTLOOK

The company does not provide GAAP EPS outlook, because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company's fiscal year 2017 guidance range for non-GAAP diluted EPS from continuing operations is $5.48 to $5.73, representing growth of approximately 5 to 9 percent from the prior year.

Cardinal Health typically does not provide quarterly earnings guidance. However, the company expects a year-over-year decline in its non-GAAP earnings per share for the first-quarter of fiscal year 2017 in the high-single- to low-double-digit-percent range. This expectation is largely due to an anticipated first-quarter decline in Pharmaceutical segment profit in a percentage range from the high teens to low twenties with full-year Pharmaceutical segment profit expected to be essentially flat to fiscal year 2016.

The expected first-quarter fiscal 2017 Pharmaceutical segment decline is largely based upon two factors: 1) less year-over-year incremental contribution from its generics program; and 2) a previously mentioned Pharmaceutical Distribution large customer loss, the impacts of which will continue through the third-quarter of fiscal year 2017.

More details can be found on the accompanying earnings presentation slides as well as on the company's conference call.

SELECTED YEAR-END AND RECENT HIGHLIGHTS

•	Increased quarterly dividend by 16 percent to $0.4489 per share, or $1.80 on an annualized basis, and authorized new share repurchase program

•	Appointed Pamela O. Kimmet Chief Human Resources Officer following the retirement of Carole Watkins

•	Committed nearly $2 million in multi-year patient safety grants to help improve the effectiveness, efficiency and excellence of patient care

•	Announced distribution agreement with Biosensors enabling Cordis to sell Biosensors' coronary stent portfolio in select countries in Europe, the Middle East, Africa, Australia and New Zealand

•
Convened 26th annual Retail Business Conference, presenting a record-setting 9,300 attendees with the industry's largest lineup of continuing education opportunities, buying opportunities, and access to a broad array of Cardinal Health solutions to help diversify and improve their businesses

•	Demonstrated Cardinal Health’s commitment to the community by:

◦	Recognizing the essential contributions of medical laboratory professionals to patient care with the Cardinal Health urEssential Award

◦	Donating 11 million yen to Save the Children Japan to assist with restoration efforts for those families affected by the earthquakes earlier this year

◦	Contributing more than $85,000 in cash and health care products to aid those affected by the wildfires in Fort McMurray, Alberta, Canada

AWARDS AND RECOGNITIONS

Over the past year, Cardinal Health was recognized for the company’s culture and its commitment to diversity and sustainability. These accolades include:

•	Named on the 2016 “World's Most Admired Companies” list by Fortune

•	Designated a 2016 Top Green Company in the U.S. by Newsweek

•	Named to the Human Rights Campaign (HRC) "Best Places to Work for LGBT Equality" for fourth consecutive year based on ratings in HRC’s 2016 Corporate Equality Index

•	Included in Becker’s Healthcare 150 Great Places to Work in Healthcare 2016 listing

Cardinal Health

•	Named among the 2016 Best Companies for Leaders by Chief Executive

•	Included in the Dow Jones Sustainability North American Company Index for the 10th year in a row

CONFERENCE CALL
Cardinal Health will host a webcast and conference call today at 8 a.m. Eastern to discuss fourth-quarter and full-year fiscal 2016 financial results and its future outlook. To access the call and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. Alternatively, participants can call 719-325-2100 and use conference ID 5956345.
There is no pre-registration for the call. Participants are advised to dial into the call at least 10 minutes prior to the start time.
Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until Aug. 1, 2017.
UPCOMING WEBCASTED INVESTOR EVENTS

•	Morgan Stanley Global Healthcare Conference on Sept. 14 at 9:20 a.m. Eastern in New York
About Cardinal Health
Cardinal Health, Inc. (NYSE: CAH), is a global integrated healthcare services and products company, providing customized solutions for hospital systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Backed by nearly 100 years of experience, with more than 37,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

[1]
GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

[2]	Attributable to Cardinal Health, Inc.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; our ability to successfully integrate and realize the benefits from our acquisition of Cordis; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Aug. 2, 2016. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter
(in millions, except per common share amounts)	2016	2015	% Change
Revenue	$31,384	$27,547	14%
Cost of products sold	29,719	26,089	14%
Gross margin	1,665	1,458	14%

Operating expenses:
Distribution, selling, general, and administrative expenses	970	847	15%
Restructuring and employee severance	6	11	N.M.
Amortization and other acquisition-related costs	132	91	N.M.
Impairments and (gain)/loss on disposal of assets	3	—	N.M.
Litigation (recoveries)/charges, net	(66)	(49)	N.M.
Operating earnings	620	558	11%

Other (income)/expense, net	—	(1)	N.M.
Interest expense, net	44	36	22%
Earnings from continuing operations before income taxes	576	523	10%

Provision for income taxes	241	230	5%
Earnings from continuing operations	335	293	14%

Earnings from discontinued operations, net of tax	—	2	N.M.
Net earnings	335	295	14%

Less: Net earnings attributable to noncontrolling interests	(2)	—	N.M.
Net earnings attributable to Cardinal Health, Inc.	$333	$295	13%

Basic earnings per common share attributable to Cardinal Health, Inc.:
Continuing operations	$1.03	$0.89	16%
Discontinued operations	—	—	N.M.
Net basic earnings per common share attributable to Cardinal Health, Inc.	$1.03	$0.89	16%

Diluted earnings per common share attributable to Cardinal Health, Inc.:
Continuing operations	$1.02	$0.88	16%
Discontinued operations	—	—	N.M.
Net diluted earnings per common share attributable to Cardinal Health, Inc.	$1.02	$0.88	16%

Weighted-average number of common shares outstanding:
Basic	324	330
Diluted	327	333

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fiscal year
(in millions, except per common share amounts)	2016	2015	% Change
Revenue	$121,546	$102,531	19%
Cost of products sold	115,003	96,819	19%
Gross margin	6,543	5,712	15%

Operating expenses:
Distribution, selling, general, and administrative expenses	3,648	3,240	13%
Restructuring and employee severance	25	44	N.M.
Amortization and other acquisition-related costs	459	281	N.M.
Impairments and (gain)/loss on disposal of assets	21	(19)	N.M.
Litigation (recoveries)/charges, net	(69)	5	N.M.
Operating earnings	2,459	2,161	14%

Other (income)/expense, net	5	(7)	N.M.
Interest expense, net	178	141	26%
Loss on extinguishment of debt	—	60	N.M.
Earnings from continuing operations before income taxes	2,276	1,967	16%

Provision for income taxes	845	755	12%
Earnings from continuing operations	1,431	1,212	18%

Earnings from discontinued operations, net of tax	—	3	N.M.
Net earnings	1,431	1,215	18%

Less: Net earnings attributable to noncontrolling interests	(4)	—	N.M.
Net earnings attributable to Cardinal Health, Inc.	$1,427	$1,215	18%

Basic earnings per common share attributable to Cardinal Health, Inc.:
Continuing operations	$4.36	$3.65	19%
Discontinued operations	—	0.01	N.M.
Net basic earnings per common share attributable to Cardinal Health, Inc.	$4.36	$3.66	19%

Diluted earnings per common share attributable to Cardinal Health, Inc.:
Continuing operations	$4.32	$3.61	20%
Discontinued operations	—	0.01	N.M.
Net diluted earnings per common share attributable to Cardinal Health, Inc.	$4.32	$3.62	19%

Weighted-average number of common shares outstanding:
Basic	327	332
Diluted	330	335

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30
(in millions)	2016	2015

Assets
Current assets:
Cash and equivalents	$2,356	$4,616
Trade receivables, net	7,405	6,523
Inventories, net	10,615	9,211
Prepaid expenses and other	1,580	1,402
Total current assets	21,956	21,752

Property and equipment, net	1,796	1,506
Goodwill and other intangibles, net	9,426	6,018
Other assets	944	866
Total assets	$34,122	$30,142

Liabilities, Redeemable Noncontrolling Interests, and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,306	$14,368
Current portion of long-term obligations and other short-term borrowings	587	281
Other accrued liabilities	1,808	2,594
Total current liabilities	19,701	17,243

Long-term obligations, less current portion	4,952	5,211
Deferred income taxes and other liabilities	2,781	1,432

Redeemable noncontrolling interests	117	—

Total Cardinal Health, Inc. shareholders' equity	6,554	6,256
Noncontrolling interests	17	—
Total shareholders’ equity	6,571	6,256
Total liabilities, redeemable noncontrolling interests, and shareholders’ equity	$34,122	$30,142

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal year
(in millions)	2016	2015	2016	2015
Cash flows from operating activities:
Net earnings	$335	$295	$1,431	$1,215
Earnings from discontinued operations, net of tax	—	(2)	—	(3)
Net earnings from continuing operations	$335	$293	$1,431	$1,212

Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	176	115	641	451
Loss on extinguishment of debt	—	—	—	60
Gain on sale of other investments	—	—	—	(5)
Impairments and (gain)/loss on disposal of assets, net	4	—	21	(19)
Share-based compensation	29	30	111	110
Provision for deferred income taxes	87	219	87	219
Provision for bad debts	22	10	73	52
Change in fair value of contingent consideration obligation	—	8	(16)	8
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(145)	(152)	(866)	(870)
Decrease/(increase) in inventories	278	71	(1,179)	(779)
Increase/(decrease) in accounts payable	(24)	291	2,815	1,948
Other accrued liabilities and operating items, net	(121)	(17)	(147)	153
Net cash provided by operating activities	641	868	2,971	2,540

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(231)	(184)	(3,614)	(503)
Additions to property and equipment	(181)	(161)	(465)	(300)
Purchase of available-for-sale securities and other investments	(50)	(208)	(200)	(342)
Proceeds from sale of available-for-sale securities and other investments	37	77	136	206
Proceeds from maturities of available-for-sale securities	13	13	50	37
Proceeds from divestitures and disposal of property and equipment and held for sale assets	13	—	13	53
Net cash used in investing activities	(399)	(463)	(4,080)	(849)

Cash flows from financing activities:
Payment of contingent consideration obligation	(2)	(4)	(25)	(7)
Net change in short-term borrowings	(8)	(3)	26	(12)
Net purchase of noncontrolling interests	—	—	(10)	—
Reduction of long-term obligations	(1)	—	(6)	(1,221)
Proceeds from long-term obligations, net of issuance costs	—	1,490	—	2,672
Net proceeds/(tax withholdings) from share-based compensation	9	13	6	72
Excess tax benefits/(deficits) from share-based compensation	—	(4)	33	52
Dividends on common shares	(126)	(114)	(512)	(460)
Purchase of treasury shares	(351)	(350)	(651)	(1,036)
Net cash provided by/(used in) financing activities	(479)	1,028	(1,139)	60

Effect of exchange rate changes on cash and equivalents	(5)	—	(12)	—

Net increase/(decrease) in cash and equivalents	(242)	1,433	(2,260)	1,751
Cash and equivalents at beginning of period	2,598	3,183	4,616	2,865
Cash and equivalents at end of period	$2,356	$4,616	$2,356	$4,616

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fourth Quarter			Fourth Quarter
(in millions)	2016	2015	(in millions)	2016	2015
Pharmaceutical			Medical

Revenue			Revenue
Amount	$28,177	$24,676	Amount	$3,210	$2,855
Growth rate	14%	23%	Growth rate	12%	2%

Segment profit			Segment profit
Amount	$542	$535	Amount	$122	$103
Growth rate	1%	42%	Growth rate	19%	7%
Segment profit margin	1.93%	2.17%	Segment profit margin	3.81%	3.59%
Total consolidated revenue for the three months ended June 30, 2016 was $31,384 million, which included total segment revenue of $31,387 million and Corporate revenue of $(3) million. Total consolidated revenue for the three months ended June 30, 2015 was $27,547 million, which included total segment revenue of $27,531 million and Corporate revenue of $16 million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended June 30, 2016 were $620 million, which included total segment profit of $664 million and Corporate costs of $(44) million. Total consolidated operating earnings for the three months ended June 30, 2015 were $558 million, which included total segment profit of $638 million and Corporate costs of $(80) million. Corporate includes, among other things, LIFO (charges)/credits, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, and certain investment spending that are not allocated to the segments.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fiscal year			Fiscal year
(in millions)	2016	2015	(in millions)	2016	2015
Pharmaceutical			Medical

Revenue			Revenue
Amount	$109,131	$91,116	Amount	$12,430	$11,395
Growth rate	20%	14%	Growth rate	9%	4%

Segment profit			Segment profit
Amount	$2,488	$2,094	Amount	$457	$433
Growth rate	19%	20%	Growth rate[1]	6%	(3)%
Segment profit margin	2.28%	2.30%	Segment profit margin	3.68%	3.80%

[1]
Segment profit includes a $43 million impact from the roll-out of the inventory fair value step up related to the Cordis acquisition for the fiscal year ended June 30, 2016. Excluding the impact of the inventory fair value step up, Medical segment profit growth would have been 15 percent for the fiscal year ended June 30, 2016.

Total consolidated revenue for the fiscal year ended June 30, 2016 was $121,546 million, which included total segment revenue of $121,561 million and Corporate revenue of $(15) million. Total consolidated revenue for the fiscal year ended June 30, 2015 was $102,531 million, which included total segment revenue of $102,511 million and Corporate revenue of $20 million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the fiscal year ended June 30, 2016 were $2,459 million, which included total segment profit of $2,945 million and Corporate costs of $(486) million. Total consolidated operating earnings for the fiscal year ended June 30, 2015 were $2,161 million, which included total segment profit of $2,527 million and Corporate costs of $(366) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

								Net Earnings
		Gross		Operating	Earnings[2]	Provision	Net Earnings	from
		Margin		Earnings	Before	for	from	Continuing		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Continuing	Operations[3]	Diluted	EPS[3]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Operations[3]	Growth Rate	EPS[3]	Growth Rate
	Fourth Quarter 2016
GAAP	$1,665	14%	$620	11%	$576	$241	$333	14%	$1.02	16%
LIFO charges/(credits)	(51)		(51)		(51)	(20)	(31)		(0.10)
Restructuring and employee severance	—		6		6	2	4		0.01
Amortization and other acquisition-related costs	—		132		132	28	104		0.32
Impairments and (gain)/loss on disposal of assets	—		3		3	—	3		0.01
Litigation (recoveries)/charges, net	—		(66)		(66)	(25)	(41)		(0.13)
Non-GAAP	$1,614	11%	$643	5%	$599	$226	$372	12%	$1.14	14%

	Fourth Quarter 2015
GAAP	$1,458	16%	$558	44%	$523	$230	$293	25%	$0.88	29%
Restructuring and employee severance	—		11		11	4	7		0.02
Amortization and other acquisition-related costs	—		91		91	31	60		0.18
Impairments and (gain)/loss on disposal of assets	—		—		—	—	—		—
Litigation (recoveries)/charges, net	—		(49)		(49)	(22)	(27)		(0.08)
Non-GAAP	$1,458	16%	$611	33%	$577	$243	$333	17%	$1.00	20%

								Net Earnings
		Gross		Operating	Earnings[2]	Provision	Net Earnings	from
		Margin		Earnings	Before	for	from	Continuing		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Continuing	Operations[3]	Diluted	EPS[3]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Operations[3]	Growth Rate	EPS[3]	Growth Rate
	Fiscal Year 2016
GAAP	$6,543	15%	$2,459	14%	$2,276	$845	$1,427	18%	$4.32	20%
LIFO charges/(credits)	—		—		—	—	—		—
Restructuring and employee severance	—		25		25	9	16		0.05
Amortization and other acquisition-related costs	—		459		459	143	316		0.96
Impairments and (gain)/loss on disposal of assets	—		21		21	6	15		0.04
Litigation (recoveries)/charges, net	—		(69)		(69)	(27)	(42)		(0.13)
Non-GAAP	$6,543	15%	$2,895	17%	$2,711	$976	$1,732	18%	$5.24	20%

	Fiscal Year 2015
GAAP	$5,712	11%	$2,161	15%	$1,967	$755	$1,212	4%	$3.61	7%
Restructuring and employee severance	—		44		44	15	29		0.09
Amortization and other acquisition-related costs	—		281		281	100	181		0.54
Impairments and (gain)/loss on disposal of assets	—		(19)		(19)	(10)	(9)		(0.03)
Litigation (recoveries)/charges, net	—		5		5	(14)	19		0.06
Loss on extinguishment of debt	—		—		60	23	37		0.11
Non-GAAP	$5,712	11%	$2,472	16%	$2,339	$870	$1,469	11%	$4.38	14%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules
2from continuing operations
3attributable to Cardinal Health, Inc.
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries
Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP"). In general, these measures exclude items and charges that (i) are not reflective of the day-to-day offering of our products and services and relate more to strategic, multi-year corporate actions, (ii) do not impact operating cash flows, (iii) relate to activities that may have occurred in prior or multiple periods, or (iv) facilitate comparability of our financial results to those of our peer group companies. In each case, the Company believes these items and charges may obscure analysis of trends and financial performance of its business.
Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation because it believes that these measures more accurately reflect the performance of the Company’s underlying, ongoing business. Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results on a year-over-year basis and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
Exclusions from Non-GAAP

The differences between the non-GAAP measures presented here and the most directly comparable GAAP measure are represented by the following items, which management believes are useful to exclude for its own and for investors’ assessment of the business for the reasons identified below:

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restructuring and employee severance costs, which include charges for programs in which we fundamentally change our operations and are excluded because they are not part of the operations of our underlying business, which includes normal levels of reinvestment in the business;

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amortization and other acquisition-related costs, which the Company began excluding amortization costs in fiscal 2013 primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, these non-cash amounts are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion allows for better comparison of forecasted, current and historical financial results. Other acquisition-related costs are excluded because they are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation;

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impairments and gains or loss on disposal of assets, which are excluded because they do not occur in or reflect the ordinary course of the Company’s business and their exclusion results in a metric that more meaningfully reflects the sustainability of our operating performance;

•	litigations recoveries or charges, net, which also do not occur in or reflect the ordinary course of the Company’s business and are inherently unpredictable in timing and amount;

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LIFO charges and credits, which the Company began excluding in fiscal 2015 because the factors that drive LIFO charges or credits such as pharmaceutical manufacturer price appreciation/deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our year-end), are largely out of the Company’s control and cannot be accurately predicted. We also believe that exclusion of LIFO charges from non-GAAP metrics allows for better comparison of our financial results to our historical operations and to our peer group companies;

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loss on extinguishment of debt, which do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these notable one-time charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

The tax effect for each of the non-GAAP items described above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2017 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.

The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2017 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.14 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013.

Cardinal Health, Inc. and Subsidiaries
Definitions

Non-GAAP gross margin: gross margin excluding LIFO charges/(credits).
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) other spin off costs.
Non-GAAP earnings from continuing operations before income taxes: earnings from continuing operations before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt.
Non-GAAP net earnings from continuing operations attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) earnings from discontinued operations (2) LIFO charges/(credits), (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) other spin off costs, each net of tax.
Non-GAAP diluted EPS from continuing operations attributable to Cardinal Health, Inc. or "Non-GAAP diluted EPS": non-GAAP net earnings from continuing operations attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.